Exhibit (m)(3)(i)

AMENDED SCHEDULE A

with respect to

VOYA VARIABLE PORTFOLIOS, INC.

FIFTH AMENDED AND RESTATED SHAREHOLDER SERVICES AND

DISTRIBUTION PLAN

CLASS S2 SHARES

Portfolios

Voya Global High Dividend Low Volatility Portfolio

Voya International Index Portfolio

Voya Russell™ Large Cap Index Portfolio

Voya Russell™ Mid Cap Growth Index Portfolio

Voya Russell™ Mid Cap Index Portfolio

Voya Russell™ Small Cap Index Portfolio

Voya U.S. Bond Index Portfolio